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                                                                     Exhibit 4.3

                     BAYER CORPORATION SHARE INCENTIVE PLAN



1.       Introduction

         Bayer Aktiengesellschaft ("Bayer AG") offers certain management employees of Bayer AG and selected German subsidiaries participation in its stock option plan for 2001 (the "Bayer AG Plan"). The Bayer Corporation Share Incentive Plan, which is intended to be substantially the same as the Bayer AG Plan, will be offered to certain management employees of Bayer Corporation and certain of its U.S. subsidiaries beginning in 2002.

2.       Requirements for Participation

         (a) Employees who are eligible to participate will be notified of their eligibility by Bayer Corporation.

         (b) Qualification for plan participation includes a personal investment by the participant as condition precedent. Each participant must make a deposit of a specified amount of Bayer AG American Depositary Shares ("Bayer ADSs") with the custodian as a condition precedent to taking part in the plan. The participants may purchase the Bayer ADSs themselves on the market and/or may deposit already owned shares not pledged or otherwise encumbered. The minimum and maximum number of Bayer ADSs that a participant may invest in the plan will be determined by Bayer Corporation. The minimum and maximum number of Bayer ADSs that a participant must invest to participate in the plan may be adjusted in the event of changes in the capital structure of Bayer AG.

         (c) Bayer Corporation must be informed in writing of participation in the plan by the date established by Bayer Corporation, and the Bayer ADSs must be deposited with the custodian beginning on, and continuing up until, the dates established under the Bayer AG Plan for that Award Cycle (the "Holding Period"). During the Holding Period, the deposited Bayer ADSs cannot be sold, encumbered, or otherwise transferred.

3.       Grant of Warrants

         Every participant who meets the above requirements receives warrant rights ("Warrants") for Bayer ADSs based on the outstanding amount of 730,341,920 ordinary shares of Bayer AG (the "Bayer AG Stock") as of December 31, 2000.

         For every 20 Bayer ADSs deposited by a participant under the plan, the participant will receive one Warrant. The number of total shares of Bayer ADSs deposited must be divisible by 20.


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4.       Rights of the Warrants

         Each Warrant represents a right upon exercise to receive a certain number of incentive Bayer ADSs. The number of Bayer ADSs to be received for each Warrant is based on the stock market performance of the Bayer AG Stock.

5.       Determination of Success Criteria

         5.1      Performance Criteria

                  The share performance is judged on one hand based upon the Performance of Bayer AG Stock and on the other hand based upon the Outperformance of the Bayer AG Stock compared to the Dow Jones EURO STOXX 50(SM) (performance index). At least one of the two performance criteria must be achieved to exercise Warrants.

         5.1.1    Determination of Stock Performance

                  For calculation purposes:

                  (a) Each 3% of Performance of the Bayer AG Stock generates a right to receive one Bayer ADS per Warrant subject to a minimum performance of 30%. This minimum performance hurdle must be achieved or exceeded at the time the Warrants are exercised to receive any incentive Bayer ADSs under this Performance measure.

                  (b) Each Outperformance of the Bayer AG Stock by 1% generates a right to receive one Bayer ADS per Warrant without a minimum Outperformance requirement.

                  (c) Percent values of the Bayer Performance and/or Outperformance will not be rounded up.

         5.1.2    Limitations

                  The maximum number of Bayer ADSs for each Warrant that can be received for each of the criteria is limited to 50. A combination of both criteria may result in no more than 100 shares earned for each Warrant.

         5.1.3    Performance Definition

                  The Performance of the Bayer AG Stock represents the total return of the Bayer AG Stock in a given time period. Thus, in addition to the share price increase and dividends paid, subscription rights or other changes in the capital structure (e.g., stock splits and issuance of new shares) must be taken into account in the performance calculation in the suitable manner to adequately reflect their value.



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                  This is accomplished through the same specific mathematical formulas used for the Bayer AG Plan and more closely described therein. Bayer AG may revise such mathematical formulas for any future Award Cycles. The following key principles are part of the calculation:

                  (a) The starting point for the calculation of performance is always the beginning of the respective Award Cycle.

                  (b) The whole time period from the starting point to the present is subdivided into several time intervals in such a manner that only one single event, such as a dividend payment or other capital measure, occurs in each such time interval.

                  (c) For each time interval the respective percentage change of the value of the Bayer AG Stock (including the respective value of a dividend or capital measure) is computed.

                  (d) The individual percentage gains are then compounded from the beginning of the Award Cycle to the present.

         5.1.4    Definition of Outperformance

                  The Outperformance of the Bayer AG Stock is defined as the difference between the total Performance of the Bayer AG Stock (as calculated under Section 5.1.3 above) and the performance of the Dow Jones EURO STOXX 50(SM) (performance index) during the same specified time period.

         5.1.5    Definition of the Reference Price

                  The Reference Price for shares of the Bayer AG Stock is calculated for each relevant time period as the average of the final auction of the Xetra-Handel at the Frankfurt Stock Exchange over the last 10 trading days. For the Dow Jones EURO STOXX 50(SM), the definition of the Reference Rate during the specified time period will be the average over the same last 10 trading days.

                  Other comparable sources will be used in case the respective prices or indices should not be available for calculating the reference rate.

         5.1.6    Dilution Protection

                  The value of the Bayer ADSs receivable for each Warrant can be diluted through capital changes. Therefore, the number of Bayer ADSs receivable both for the Performance and the Outperformance criteria, as well as the limitation according to Section 5.1.2, will be adjusted to negate the dilution.



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6.       Warrant Disposition Rights

         The Warrants may not be pledged, alienated, assigned or otherwise transferred and may be exercised, during the participant's lifetime, only by the participant; provided, however, that upon a participant's death and during the relevant Exercise Period, a participant's Beneficiary may exercise the Warrants.

         In order to comply with insider trading rules related to information that may arise during certain times, no exercise of Warrants will be permitted until such insider information is externally reported (for example, through stockholders' meetings, press conferences or formal quarterly reporting). The restricted time periods, also referred to as blackout periods, will be timely disclosed to participants. Irrespective of this communication, it is the sole responsibility of the participant to comply with all applicable insider trading rules. Bayer AG, Bayer Corporation and Bayer Corporation's participating U.S. subsidiaries assume no liability for insider trading violations of a participant.

         The Warrants must be exercised in accordance with procedures established by Bayer Corporation in a minimum of blocks of five, unless there are less than five Warrants remaining. The participant or, in the event of the participant's death, the participant's Beneficiary, must provide Bayer Corporation with written notice of his/her exercise of Warrants by submitting a special exercise form to be made available by Bayer Corporation.

         The Bayer ADSs to be received through exercise of the Warrants will be delivered to the participant or, in the event of the participant's death, the participant's Beneficiary, pursuant to the instructions on the exercise form.

7.       Duration of Award Cycle and Holding Time

         Each individual cycle of the plan ("Award Cycle") has a duration of five years, composed of a three-year Holding Period and a two-year Exercise Period. The Holding Period and Exercise Period for each Award Cycle will be determined under the Bayer AG Plan and communicated to eligible employees by Bayer Corporation.

         Warrants may only be exercised after the Holding Period has expired and within the Exercise Period, subject to any blackout periods also outside of any Holding Period according to Section 6 above.

         In the event Warrants are not exercised by the last day of the Exercise Period, they will be forfeited.

         At the end of the respective Holding Period, each participant's personal investment originally deposited as a condition for participating in the plan will be released.

         A participant will receive any dividends paid on Bayer ADSs deposited by that participant under the plan.


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8.       Specific Rules for Change of Employment

         In the event that the active employment of the participant is terminated (i) by Bayer Corporation or any subsidiary or affiliate of Bayer Corporation for a reason, determined by Bayer Corporation in its sole discretion, that relates to the business of Bayer Corporation or its subsidiaries or affiliates or that relates to the sale of all or any part of such business or (ii) by the participant based on the participant's "Disability," defined as receipt of long-term disability benefits under an employer-provided disability plan, or "Retirement," defined as the voluntary termination of employment after the participant attains age 55 and completes 10 years of service, then the participant will maintain his or her Warrants and may exercise those rights at any time during the relevant Exercise Period. Alternatively, if the employment of the participant is terminated for any such reason during the Holding Period, the participant may elect to withdraw all (but not part) of his or her pledged Bayer ADSs and forfeit his or her Warrants.

         In the event that the active employment of the participant is terminated (i) by Bayer Corporation or any subsidiary or affiliate of Bayer Corporation, for any reason that is determined by Bayer Corporation, in its sole discretion, not to be business related or not for cause, or (ii) by the participant, for any other reason than death, Disability or Retirement, and such termination occurs during the relevant Holding Period, then the Warrants will be forfeited and pledged shares will be returned. However, if such a termination occurs during the relevant Exercise Period, then the participant may exercise the Warrants within thirty (30) days after such termination. Thereafter, the Warrants may no longer be exercised and will be forfeited.

         In the event that the active employment of the participant is terminated by Bayer Corporation or any subsidiary or affiliate of Bayer Corporation for any reason that Bayer Corporation, in its sole discretion, determines to be for cause, then all Warrants will, effective as of the moment of termination, no longer be exercisable and will be forfeited.

         In the event that the participant dies while in active employment or following Disability or Retirement, unexercised Warrants may be exercised by the participant's Beneficiary at any time during the relevant Exercise Period. Alternatively, in the event that the participant dies while in active employment or following Disability or Retirement during the Holding Period, the participant's Beneficiary may elect to withdraw all (but not part) of the pledged Bayer ADSs and forfeit the Warrants.

         Each participant may designate, on a form provided for that purpose by Bayer Corporation, a Beneficiary or Beneficiaries to receive his or her interest in the Warrants in the event of his or her death, but such designation shall not be effective for any purpose until it has been filed by him or her during his or her lifetime with Bayer Corporation. The participant may, from time to time during his or her lifetime, on a form approved by and filed with Bayer Corporation, change his or her Beneficiary or Beneficiaries. In the event a participant fails to designate a Beneficiary, the designated



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         Beneficiary fails to survive the participant, or if such designation is legally ineffective, the Beneficiary shall be the participant's estate.

9.       Cash Settlement-Reservation

         Bayer Corporation in consultation with Bayer AG is authorized to satisfy any exercise of Warrants under this plan through a cash settlement. The amount of the cash settlement shall be determined by the number of shares of Bayer ADSs receivable under the Warrants exercised by the participant multiplied by the closing trading price of the Bayer ADSs on the day the Warrants are exercised, as reported by the New York Stock Exchange.

10.      Tax Treatment

         The participant's restricted shares from his/her personal initial investment remain the personal property of the participant. The participant is responsible for paying taxes on any dividends or other earnings.

         Bayer ADSs received through the exercise of Warrants or any respective cash settlement represent taxable income to the participant at the time the Warrants are exercised. The participant is responsible for payment of the resulting taxes. Bayer Corporation is responsible for collection of the resulting taxes and the appropriate reporting of the resulting income.

11.      Other Points

         Depending on the experience with this plan, Bayer Corporation will be considering new Award Cycles of this plan each year. The decision to offer new Award Cycles, as well as the structure and the restrictions on participation, remain at the sole discretion of Bayer Corporation.

         The observance of the blackout periods (as described in Section 6) in connection with insider information does not relieve the participant of his/her duty to observe all laws and other restrictions regarding insider trading. These restrictions also apply to all other trades of Bayer ADSs as a personal investment.

         To administer the plan, the participants must allow the custodian to provide necessary bank account and deposit information including, as well as verification of, personal investments and any exercise of Warrants to Bayer Corporation and its affiliates.

12.      Voting and Tendering of Bayer ADSs

         With respect to Bayer ADSs delivered to a participant under the plan, a participant (or in the event of his death, his Beneficiary or estate) shall have the right to instruct the custodian as to the manner in which to (1) exercise voting rights at each annual and each special meeting of the stockholders of Bayer AG, and/or (2) respond to a voluntary tender




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         or exchange offer with respect to Bayer ADSs credited to such participant's account under the plan. Bayer Corporation shall utilize its best efforts to distribute on a timely basis or cause to be distributed to each participant (or Beneficiary or estate) such information as will be distributed to holders of the Bayer ADSs in connection with any such meeting or voluntary tender or exchange offer, together with an appropriate form for the participant to indicate his instructions. Upon its receipt of such instructions, the custodian shall cause the voting or tender of such Bayer ADSs as and to the extent so instructed. It is the intent of this provision of the plan to treat all such participants (or their Beneficiaries or their estates) as if they held directly all Bayer ADSs delivered to them under the plan so that if a participant (or Beneficiary or estate) does not instruct the custodian to vote, tender or exchange such Bayer ADSs at a stockholder meeting or pursuant to the terms of any voluntary tender or exchange offer, the custodian shall conclude that such participant does not wish to have his Bayer ADSs voted, tendered or exchanged. The custodian shall have no discretion in such matter and shall take no action with respect to any such meeting, or voluntary tender or exchange offer except to the extent it receives instructions from participants. The custodian shall keep confidential all instructions it receives pursuant to this Section 12, except the aggregate number of votes voting for or against or abstaining with respect to a matter submitted to a stockholder vote.

13.      Plan Administration

         Bayer Corporation shall be responsible for the administration of the plan. Bayer Corporation shall have all such powers as may be necessary to carry out the provisions hereof and may, from time to time, establish rules for the administration of the plan and the transaction of the plan's business. In making any such determination or rule, Bayer Corporation shall pursue uniform policies as are from time to time established by it and shall not discriminate in favor of or against any participant. Bayer Corporation shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the plan. Bayer Corporation shall have the exclusive discretionary right to interpret the terms and provisions of the plan and to determine any and all questions arising under the plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. All findings of fact, determinations, interpretations, and decisions of Bayer Corporation or its delegee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the plan.

         Bayer Corporation does hereby reserve the right to amend, modify, suspend or terminate the plan at any time. The plan may be amended by the action of the Compensation Committee of the Board of Directors of Bayer Corporation which shall be evidenced in writing. The Compensation Committee may delegate this authority to such individuals or committees as the Compensation Committee deems appropriate.

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         While Bayer Corporation contemplates carrying out the provisions of the plan indefinitely with respect to its employees, Bayer Corporation shall not be under any obligation or liability whatsoever to maintain the plan for any minimum or other period of time except with respect to any Award Cycle commenced prior to termination of the plan.


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